Exhibit 99.2

Acreage Appoints Steve Strom to its Board of Directors

Seasoned finance executive with over 30 years of strategic advisory experience selected as Independent Director

New York, NY - March 4, 2022 - Acreage Holdings, Inc. (“Acreage”) (CSE: ACRG.A.U, ACRG.B.U), (OTCQX: ACRHF, ACRDF), a vertically integrated, multi-state operator of cannabis cultivation and retailing facilities in the U.S., today announced the appointment of Steve Strom to its Board of Directors, effective immediately. Mr. Strom is the ninth member of Acreage’s Board of Directors and will serve as the Chair of the Audit Committee.

“Steve has an impressive track record of positioning companies for success in both operationally and financially complex market environments, and we are thrilled to welcome him to our Board of Directors,” said Peter Caldini, CEO of Acreage Holdings. “His decades-long corporate advisory experience and strong financial acumen will be a significant asset to us as we drive continued profitability and execute on our refocused strategy to deliver long-term value for our shareholders.”

Mr. Strom holds over 30 years of strategic advisory and investment banking experience, guiding companies, their boards, and key stakeholders through special situations. Over the course of his career, he worked with businesses across a wide range of sectors advising on M&A, financings, corporate restructurings, and other transformational challenges. Currently, Mr. Strom serves as CEO and Founder of Odinbrook Global Advisors, an independent advisory firm focused on restructuring distressed companies.

“I am excited to join Acreage at such a critical point in Acreage’s evolution and look forward to working alongside such an esteemed group of individuals to support the next phase of growth,” said Mr. Strom.

Prior to founding Odinbrook Global Advisors, Mr. Strom was CEO of Blackhill Partners, an independent investment bank specializing in special situations and bankruptcy. He previously served as Managing Director at Chanin Capital Partners (a restructuring advisory boutique acquired by global management consulting firm Kroll), CIBC World Markets and was Global Head of Restructuring at Jefferies. He began his career in finance with Chemical Bank, now known as JPMorgan Chase, and. Mr. Strom holds a Bachelor’s Degree in Business (Finance) from Arizona State University and an MBA from University of Michigan. He also served as an Independent Director for the Board of Nasdaq-listed Schmitt Industries.

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About Acreage Holdings, Inc.

Acreage is a multi-state operator of cannabis cultivation and retailing facilities in the U.S., including the company’s national retail store brand, The Botanist. With its principal address in New York City, Acreage’s wide range of national and regionally available cannabis products include the award-winning The Botanist brand, the craft brand Superflux, the Tweed brand, the Prime medical brand in Pennsylvania, the Innocent brand in Illinois and others. Acreage also owns Universal Hemp, LLC, a hemp subsidiary dedicated to the distribution, marketing, and sale of CBD products throughout the U.S. Since its founding in 2011, Acreage has focused on building and scaling operations to create a seamless, consumer-focused, branded experience. Learn more at www.acreageholdings.com and follow us on Twitter, LinkedIn, Instagram, and Facebook.

For more information, contact:

Steve Goertz

Chief Financial Officer

investors@acreageholdings.com

Courtney Van Alstyne

MATTIO Communications

ir@mattio.com

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